FOR IMMEDIATE RELEASE

Contact:	Dan Keeney, APR
DPK Public Relations
832-467-2904
dan@dpkpr.com

London Court of International Arbitration Clarifies JDZ Block 4 Interests

Tribunal awards Addax Petroleum 7.2 percent, ERHC 1.8 percent

LONDON, July 15, 2008 – ERHC Energy Inc. (OTCBB: ERHE), a publicly traded American company with oil and gas assets in the highly prospective Gulf of Guinea off the coast of central West Africa, today announced a resolution to its arbitration with Addax Petroleum Corporation (TSX: AXC and LSE: AXC) regarding a nine percent portion of Joint Development Zone (JDZ) Block 4. A three-member tribunal of the London Court of International Arbitration (LCIA) confirmed that under the Participation Agreement between the parties no further consideration is payable by Addax Petroleum to ERHC for Addax Petroleum’s 7.2 percent share of the nine percent. ERHC is entitled to the remaining 1.8 percent out of the nine percent.

The nine percent became available for distribution between ERHC and Addax Petroleum after it was recovered from another consortium partner that had failed to meet certain obligations.

“We are pleased to have the distribution of the nine percent resolved so that we and our consortium partner can focus entirely on starting drilling in JDZ Block 4 as quickly as possible,” said ERHC Chief Operating Officer Peter Ntephe. “Throughout this process, ERHC and Addax Petroleum have maintained their close working relationship.”

The combined share of JDZ Block 4 held by ERHC and Addax Petroleum under the Participation Agreement is 60 percent. Following the ruling by the LCIA tribunal, ERHC’s share of JDZ Block 4 increased from 17.7 percent to 19.5 percent. Addax Petroleum, the operator of the Block, saw its share of JDZ Block 4 increase from 38.3 percent to 45.5 percent, which includes a five percent interest acquired independently by Addax from a third party.

ERHC Energy has interests in six of the nine Blocks in the offshore JDZ between Nigeria and the Democratic Republic of São Tomé & Príncipe. The Company has additional interests in the territorial waters of Democratic Republic of São Tomé & Príncipe known as the Exclusive Economic Zone (EEZ).

About ERHC Energy
ERHC Energy Inc. is a Houston-based independent oil and gas company focused on growth through high impact exploration in the highly prospective Gulf of Guinea and the development of undeveloped and marginal oil and gas fields. ERHC is committed to creating and delivering significant value for its shareholders, investors and employees, and to sustainable and profitable growth through risk balanced smart exploration, cost efficient development and high margin production. For more information, visit www.erhc.com.

Cautionary Statement

5444 Westheimer Road, Suite 1440 ▪ Houston, Texas 77056 ▪ Tel:  (713)-626-4700 ▪ Fax: (713)-626-4704 ▪ www.erhc.com

This press release contains statements concerning ERHC Energy Inc.’s future operating milestones, future drilling operations, the planned exploration and appraisal program, future prospects, future investment opportunities and financing plans, future shareholders’ meetings, response to the Senate Subcommittee investigation, developments in the SEC investigation of the Company and related proceedings, as well as other matters that are not historical facts or information.  Such statements are inherently subject to a variety of risks, assumptions and uncertainties that could cause actual results to differ materially from those anticipated, projected, expressed or implied.  A discussion of the risk factors that could impact these areas and the Company’s overall business and financial performance can be found in the Company’s reports and other filings with the Securities and Exchange Commission. These factors include, among others, those relating to the Company’s ability to exploit its commercial interests in the JDZ and the exclusive territorial waters of São Tomé and Príncipe, general economic and business conditions, changes in foreign and domestic oil and gas exploration and production activity, competition, changes in foreign, political, social and economic conditions, regulatory initiatives and compliance with governmental regulations and various other matters, many of which are beyond the Company’s control. Given these concerns, investors and analysts should not place undue reliance on these statements. Each of the above statements speaks only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any of the above statements is based.

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5444 Westheimer Road, Suite 1440 ▪ Houston, Texas 77056 ▪ Tel:  (713)-626-4700 ▪ Fax: (713)-626-4704 ▪ www.erhc.com